Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS
The Spectranetics Corporation	LHA
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS FOURTH QUARTER REVENUE INCREASES 11% TO $32.5 MILLION

COLORADO SPRINGS, CO. (February 16, 2012) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the quarter and full year ended December 31, 2011. Highlights of the fourth quarter of 2011 include (all compared with the prior year fourth quarter):

•	Revenue of $32.5 million represents 11% growth

•	Vascular Intervention revenue grew 13%

•	Lead Management revenue increased 12%

•	International revenue grew 19%; 18% growth on a constant currency basis[1]

“This quarter's performance reflects our focus on accelerating revenue growth through sales execution and driving operational excellence. Our expectation of continued growth allows for incremental investments while maintaining profitability. We are making targeted investments in our product portfolio, physician training, clinical evidence, and peripheral artery disease awareness. These actions are directly in line with our stated goal of growing faster than the markets in which we compete and serve,” said Chief Executive Officer Scott Drake.

Operational highlights in the fourth quarter of 2011 include:

•	Entry into a distribution agreement and limited US launch for the TAPAS™ device; CE mark expected Q1 2012

•	First human use of next generation laser sheath (GlideLight™) in Europe; FDA review in process

•	Gross margin expanded to 72.9%, an improvement of 240 basis points

•	Mitigated significant legal exposure and expense, including the recently announced Medtronic settlement and expense cap agreements with former employees of the company

•	FDA and BSI audits both resulted in zero non-conformances

•	Positive interim results from the PATENT study

“Operational rigor led to these achievements. Our company is in a stronger position to pursue our vision,” said Mr. Drake.
 _______________________________
1Constant currency is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Reported net loss for the fourth quarter of 2011 was $2.0 million or $0.06 per share, compared to net income of $0.5 million, or $0.02 per diluted share, for the fourth quarter of 2010. Non-GAAP adjusted net income for the fourth quarter of 2011 was $1.3 million, or $0.04 per diluted share, compared with non-GAAP adjusted net income for the fourth quarter of 2010 of $1.4 million, or $0.04 per diluted share. The non-GAAP adjusted net income for both periods excludes special items described in “Reconciliation of Non-GAAP Financial Measures” later in this release.

 Full Year 2011 Financial Results

Revenue for 2011 rose 8% (7% on a constant currency basis) to $127.3 million, from $117.9 million in 2010. Vascular Intervention revenue increased 3% to $62.3 million, Lead Management revenue increased 13% to $46.5 million, and laser system, service and other revenue increased 12% to $18.5 million.

On a geographic basis, revenue in the United States was $105.9 million, an increase of 5% from 2010. International revenue totaled $21.4 million, an increase of 26% (21% on a constant currency basis) from 2010.

The net loss in 2011 was $1.5 million, or $0.04 per share, compared with a net loss of $13.1 million, or $0.39 per share, in 2010. Non-GAAP adjusted net income was $2.7 million, or $0.08 per diluted share, compared with non-GAAP adjusted net income of $2.4 million, or $0.07 per diluted share, in 2010. The non-GAAP adjusted net income for both periods excludes special items further described in “Reconciliation of Non-GAAP Financial Measures” later in this release.

Cash, cash equivalents and investment securities totaled $39.5 million as of December 31, 2011, compared with $33.7 million as of December 31, 2010.

2012 Outlook

We project 2012 revenue to be in the range of $133.5 - $136.5 million, an increase of 5% - 7% from 2011, or 6% - 8% on a constant currency basis. Our revenue outlook excludes the impact of any new product revenue, namely the recently announced TAPAS drug delivery and diagnostic device and GlideLight. We currently anticipate commercial launch of these products in mid-2012.

Net income is projected to be in the range of $1.5 - $3 million, or $0.04 - $0.08 per diluted share. We expect to continue making investments targeted at future growth.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results and answer questions. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A 48-hour telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering reservation code 46357500. The webcast will be available on our website for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in more than 40 countries and are used to treat arterial blockages in the heart and legs, as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our expectation of continued growth, growth rates and 2012 outlook including projected revenue and net income. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include greater than anticipated indemnification obligations or other adverse results in connection with any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with our relocation and consolidation of our manufacturing operations, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements, please see our previously filed SEC reports. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue	$32,524	$29,305	$127,287	$117,917
Cost of products sold	8,800	8,638	35,723	34,031
Gross profit	23,724	20,667	91,564	83,886
Gross margin %	73%	71%	72%	71%
Operating expenses:
Selling, general and administrative	17,795	15,229	70,502	66,665
Research, development and other technology	4,066	4,016	17,729	14,900
Federal investigation legal and accrued indemnification costs	2,000	(22)	2,000	6,798
License agreement termination charge	1,821	—	1,821	—
Litigation charge	—	—	596	—
Asset impairment charge	—	—	—	939
Employee termination costs	—	966	—	1,630
Total operating expenses	25,682	20,189	92,648	90,932
Operating income (loss)	(1,958)	478	(1,084)	(7,046)
Litigation-related interest expense	—	—	(230)	—
Other income (expense), net	(64)	55	69	215
Total other income (expense)	(64)	55	(161)	215
Income (loss) before taxes	(2,022)	533	(1,245)	(6,831)
Income tax benefit (expense)	7	(20)	(231)	(6,232)
Net income (loss)	$(2,015)	$513	$(1,476)	$(13,063)

Income (loss) per common and common equivalent share:
Basic	$(0.06)	$0.02	$(0.04)	$(0.39)
Diluted	$(0.06)	$0.02	$(0.04)	$(0.39)
Weighted average shares outstanding:
Basic	33,720	33,116	33,458	33,091
Diluted	33,720	34,011	33,458	33,091

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$39,481	$33,662
Restricted cash	157	—
Accounts receivable, net	18,123	15,664
Inventories, net	8,542	8,054
Deferred income taxes, net	—	163
Other current assets	2,421	1,568
Total current assets	68,724	59,111
Property and equipment, net	27,249	28,669
Goodwill	11,569	5,569
Other assets	884	346
Total assets	$108,426	$93,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,330	$18,599
Non-current liabilities	956	598
Stockholders’ equity	77,140	74,498
Total liabilities and stockholders’ equity	$108,426	$93,695

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2010	2011
(000's, except laser sales and installed base amounts)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Disposable products revenue:
Vascular Intervention revenue	$14,063	$14,679	$15,848	$15,860	$15,877
Lead Management revenue	10,597	11,282	11,505	11,800	11,893
Total disposable products revenue	24,660	25,961	27,353	27,660	27,770

Service and other revenue	2,452	2,520	2,544	2,517	2,541

Laser revenue:
Equipment sales	825	617	1,024	719	909
Rental fees	1,368	1,324	1,293	1,231	1,304
Total laser revenue	2,193	1,941	2,317	1,950	2,213

Total revenue	29,305	30,422	32,214	32,127	32,524

Net income (loss)	513	(154)	584	109	(2,015)
Non-GAAP adjusted net income excluding special items (1)	1,437	N/A	N/A	935	1,310

Cash flow generated by operating activities	3,556	142	3,212	338	3,051
Total cash and current investment securities	33,662	33,493	35,655	36,154	39,481

Laser sales summary:
Laser sales from inventory	4	3	6	4	5
Laser sales from evaluation/rental units	2	3	2	3	3
Total laser sales	6	6	8	7	8

(1) Non-GAAP adjusted net income excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table. There were no special items reported in the first or second quarters of 2011.

Worldwide Installed Base Summary:
Laser sales from inventory	4	3	6	4	5
Rental placements	10	30	20	19	21
Evaluation placements	2	8	3	6	4
Laser placements during quarter	16	41	29	29	30
Buy-backs/returns during quarter	(8)	(21)	(16)	(10)	(13)
Net laser placements during quarter	8	20	13	19	17
Total lasers placed at end of quarter	942	962	975	994	1,011

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income and Net Income (Loss) per Share to Non-GAAP Adjusted Net Income per Share (000’s, except per share data) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2011		2010		2011		2010
	Net (loss) income	Per diluted share (1)	Net income	Per diluted share (1)	Net (loss) income	Per diluted share (1)	Net (loss) income	Per diluted share (1)
Net income (loss), as reported	$(2,015)	$(0.06)	$513	$0.02	$(1,476)	$(0.04)	$(13,063)	$(0.39)
Federal investigation legal and accrued indemnification costs (2)	2,000	0.06	(22)	(0.00)	2,000	0.06	6,798	0.20
License agreement termination charge (3)	1,821	0.05	—	—	1,821	0.05	—	—
Litigation charge (4)	—	—	—	—	596	0.02	—	—
Litigation-related interest expense (4)	—	—	—	—	230	0.01	—	—
Asset impairment charge (5)	—	—	—	—	—	—	939	0.03
Employee termination costs (6)	—	—	966	0.03	—	—	1,630	0.05
Increase (decrease) in valuation allowance against deferred tax asset (7)	(496)	(0.01)	(20)	(0.00)	(496)	(0.01)	6,090	0.18
Non-GAAP adjusted net income	$1,310	$0.04	$1,437	$0.04	$2,675	$0.08	$2,394	$0.07

__________________

1)
Per share amounts may not add due to rounding. Per diluted share is calculated for the special items based on the fully diluted weighted average shares that would have been considered outstanding for all periods based on the non-GAAP adjusted net income. The fully diluted weighted average shares used in the calculations were 34,614,334 and 34,010,511 for the three months ended December 31, 2011 and 2010, respectively, and 34,370,124 and 34,205,702 for the twelve months ended December 31, 2011 and 2010, respectively.

2)
Following the indictment in the third quarter of 2010 of three former employees with whom we have indemnification agreements, we accrued a $6.5 million charge to record our estimated liability related thereto. In the fourth quarter of 2011, we accrued an additional $2.0 million primarily due to one of the defendants being separated from the initial trial that began in February 2012. This will result in two separate trials for the three defendants. In the twelve months ended December 31, 2010, we also recorded $0.3 million of legal costs related to a federal investigation that has since been resolved.

3)
In January 2012, we entered into a Termination and Mutual Release (“Agreement”) with Medtronic, Inc. The Agreement terminated the License Agreement between us and Medtronic dated February 28, 1997. Under the Agreement, we paid to Medtronic $3.0 million in January 2012. We had accrued royalty expenses in the amount of $1.2 million prior to the settlement; therefore, the amount of $1.8 million was recorded as a license agreement termination charge. The Agreement includes a mutual release and no further royalty expenses will be incurred subsequent to the effective date of the Agreement.

4)
In the third quarter of 2011, the Dutch Court of Appeal issued a ruling in favor of Cardiomedica S.p.A., requiring us to pay $0.6 million plus $0.2 million of interest to Cardiomedica. Further information regarding this matter is included in our Annual Report on Form 10-K for the year ended December 31, 2010 and other periodic filings with the SEC.

5)
In the third quarter of 2010, we wrote-off a capital project in process that was no longer expected to be completed and utilized, due to an EPA ruling which effectively limited the useful life of the asset.

6)
Effective November 1, 2010, Emile J. Geisenheimer retired from his positions as our Chairman, President, and Chief Executive Officer. In connection with Mr. Geisenheimer's retirement and release of claims, we paid to Mr. Geisenheimer a lump sum payment of $0.5 million, equal to one-year's salary. In addition, outstanding stock options held by Mr. Geisenheimer covering 140,279 shares of our common stock became fully vested in accordance with their terms in connection with his termination of employment, resulting in non-cash stock compensation expense of $0.4 million. These amounts, along with certain health insurance premiums, were recorded in the three months ended December 31, 2010. In the third quarter of 2010, we realigned certain of our sales territories thereby eliminating certain positions in our Vascular Intervention sales organization. As a result, we recorded severance obligations totaling $0.7 million for the three months ended September 30, 2010.

7)
In the fourth quarter of 2011, we entered into a strategic tax transaction with the approval of the Dutch tax authority that effectively extended the life of a portion of a net operating loss (NOL) carryforward in the Netherlands, which had previously been scheduled to expire on December 31, 2011 and which had previously been fully reserved. As a result, we recorded a $0.5 million tax benefit representing our estimate of the actual utilization of the extended deduction in future years.

In the third quarter of 2010, based on our historical GAAP net losses and the uncertainty of future taxable income due primarily to indemnification costs related to the indictments of former employees, we recorded a full valuation allowance against our U.S. deferred tax asset.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000's, except percentages) (unaudited)
	Three Months Ended
	December 31, 2011			December 31, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$27,050	$—	$27,050	$24,719	9%	9%
International	5,474	(43)	5,431	4,586	19%	18%
Total revenue	$32,524	$(43)	$32,481	$29,305	11%	11%

	Twelve Months Ended
	December 31, 2011			December 31, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$105,933	$—	$105,933	$101,008	5%	5%
International	21,354	(904)	20,450	16,909	26%	21%
Total revenue	$127,287	$(904)	$126,383	$117,917	8%	7%

We use the non-GAAP financial measures described in this release as supplemental measures of performance and believe these measures facilitate operating performance comparisons from period-to-period and company-to-company by factoring out potential differences caused by unusual or infrequent charges not related to our regular, ongoing business. Our management uses the non-GAAP financial measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors' operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period's foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe that providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some of the limitations associated with our use of these non-GAAP financial measures are:

•	Our management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures we use.

•
Items such as the federal investigation legal and accrued indemnification costs, the license agreement termination charge, the litigation charge and related interest, and employee termination costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to us that are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
The asset impairment charge and increase (decrease) in the valuation allowance against the deferred tax assets represent a change in the value of assets. The expense associated with these changes in value is not included in our non-GAAP net income or non-GAAP net income per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We provide detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. We encourage investors to review these reconciliations.

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